Filed Pursuant to Rule 433

Registration No. 333-178453

December 11, 2013

$500,000,000

Floating Rate Senior Notes due 2015

$350,000,000

Floating Rate Senior Notes due 2016

$650,000,000

1.200% Senior Notes due 2016

$750,000,000

2.250% Senior Notes due 2018

TERM SHEET

The following information, filed pursuant to Rule 433, supplements the Preliminary Prospectus Supplement dated December 11, 2013, filed as part of Registration Statement No. 333-178453.

$500,000,000

Floating Rate Senior Notes due 2015

Issuer:	Devon Energy Corporation (Bloomberg Ticker: “DVN”)

Ratings*:	Baa1 Moody’s / BBB+ S&P

Securities:	$500,000,000 Floating Rate Senior Notes due 2015

Legal Format:	SEC registered (global) (No. 333-178453)

CUSIP / ISIN No.	25179M AQ6 / US25179MAQ69

Trade Date:	December 11, 2013

Expected Settlement Date:	December 19, 2013 (T+6**)

Maturity Date:	December 15, 2015

Price To Public:	100% of principal amount

Coupon:	Three-month USD LIBOR (Reuters Screen LIBOR01) plus 0.45% per annum

Interest Payment Dates:	March 15, June 15, September 15, and December 15, beginning March 15, 2014

Interest Determination Dates:	Two London business days prior to the first day of the relevant interest period

Day Count Convention:	Actual / 360

Business Day Convention:	Modified Following, Adjusted

Gross Proceeds (before underwriting discounts and expenses):	$500,000,000

Joint Bookrunners:	Morgan Stanley & Co. LLC
Barclays Capital Inc.
Goldman, Sachs & Co.
Mitsubishi UFJ Securities (USA), Inc.
RBC Capital Markets, LLC
RBS Securities Inc.

Senior Co-Managers:	Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
UBS Securities LLC
Wells Fargo Securities, LLC

Co-Managers:	BMO Capital Markets Corp.
CIBC World Markets Corp.
Scotia Capital (USA) Inc.
U.S. Bancorp Investments, Inc.

$350,000,000
Floating Rate Senior Notes due 2016

Issuer:	Devon Energy Corporation (Bloomberg Ticker: “DVN”)

Ratings*:	Baa1 Moody’s / BBB+ S&P

Securities:	$350,000,000 Floating Rate Senior Notes due 2016

Legal Format:	SEC registered (global) (No. 333-178453)

CUSIP / ISIN No.	25179M AR4 / US25179MAR43

Trade Date:	December 11, 2013

Expected Settlement Date:	December 19, 2013 (T+6**)

Maturity Date:	December 15, 2016

Price To Public:	100% of principal amount

Coupon:	Three-month USD LIBOR (Reuters Screen LIBOR01) plus 0.54% per annum

Interest Payment Dates:	March 15, June 15, September 15, and December 15, beginning March 15, 2014

Interest Determination Dates:	Two London business days prior to the first day of the relevant interest period

Day Count Convention:	Actual / 360

Business Day Convention:	Modified Following, Adjusted

Gross Proceeds (before underwriting discounts and expenses):	$350,000,000

Joint Bookrunners:	Morgan Stanley & Co. LLC
Barclays Capital Inc.
Goldman, Sachs & Co.
Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
Wells Fargo Securities, LLC

Senior Co-Managers:	J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Mitsubishi UFJ Securities (USA), Inc.
RBC Capital Markets, LLC
RBS Securities Inc.
UBS Securities LLC

Co-Managers:	BMO Capital Markets Corp.
CIBC World Markets Corp.
Scotia Capital (USA) Inc.
U.S. Bancorp Investments, Inc.

$650,000,000
1.200% Senior Notes due 2016

Issuer:	Devon Energy Corporation (Bloomberg Ticker: “DVN”)

Ratings*:	Baa1 Moody’s / BBB+ S&P

Securities:	$650,000,000 1.200% Senior Notes due 2016

Legal Format:	SEC registered (global) (No. 333-178453)

CUSIP / ISIN No.	25179M AS2 / US25179MAS26

Trade Date:	December 11, 2013

Expected Settlement Date:	December 19, 2013 (T+6**)

Maturity Date:	December 15, 2016

Price To Public:	99.901% of principal amount

Coupon:	1.200% per annum (payable semi-annually)

Interest Payment Dates:	June 15 and December 15, beginning June 15, 2014

Benchmark Treasury:	0.625% due November 15, 2016

Benchmark Treasury Yield:	0.614%

Spread to Benchmark Treasury:	+62 basis points

Yield to Maturity:	1.234%

Make Whole Call:	The greater of 100% of principal amount or discounted present value at the Adjusted Treasury Rate plus 10 bps (0.10%)

Gross Proceeds (before underwriting discounts and expenses):	$649,356,500

Joint Bookrunners:	Morgan Stanley & Co. LLC
Barclays Capital Inc.
Goldman, Sachs & Co.
Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
Wells Fargo Securities, LLC

Senior Co-Managers:	J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Mitsubishi UFJ Securities (USA), Inc.
RBC Capital Markets, LLC
RBS Securities Inc.
UBS Securities LLC

Co-Managers:	BMO Capital Markets Corp.
CIBC World Markets Corp.
Scotia Capital (USA) Inc.
U.S. Bancorp Investments, Inc.

$750,000,000 2.250% Senior Notes due 2018

Issuer:	Devon Energy Corporation (Bloomberg Ticker: “DVN”)

Ratings*:	Baa1 Moody’s / BBB+ S&P

Securities:	$750,000,000 2.250% Senior Notes due 2018

Legal Format:	SEC registered (global) (No. 333-178453)

CUSIP / ISIN No.	25179M AT0 / US25179MAT09

Trade Date:	December 11, 2013

Expected Settlement Date:	December 19, 2013 (T+6**)

Maturity Date:	December 15, 2018

Price To Public:	99.827% of principal amount

Coupon:	2.250% per annum (payable semi-annually)

Interest Payment Dates:	June 15 and December 15, beginning June 15, 2014

Benchmark Treasury:	1.25% due November 30, 2018

Benchmark Treasury Yield:	1.487%

Spread to Benchmark Treasury:	+80 basis points

Yield to Maturity:	2.287%

Make Whole Call:	The greater of 100% of principal amount or discounted present value at the Adjusted Treasury Rate plus 12.5 bps (0.125%)

Par Call:	Within one month prior to the maturity date

Gross Proceeds (before underwriting discounts and expenses):	$748,702,500

Joint Bookrunners:	Morgan Stanley & Co. LLC
Barclays Capital Inc.
Goldman, Sachs & Co.
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
UBS Securities LLC

Senior Co-Managers:	Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
Mitsubishi UFJ Securities (USA), Inc.
RBC Capital Markets, LLC
RBS Securities Inc.
Wells Fargo Securities, LLC

Co-Managers:	BMO Capital Markets Corp.
CIBC World Markets Corp.
Scotia Capital (USA) Inc.
U.S. Bancorp Investments, Inc.

*	An explanation of the significance of ratings may be obtained from the rating agencies. Generally, rating agencies base their ratings on such materials and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The rating of the notes should be evaluated independently from similar ratings of other securities. A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.
**

T+6 Settlement. Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in three business days (such settlement being referred to as “T+3”), unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade these securities on the date of this issuer free writing prospectus or the next succeeding business day will be required, by virtue of the fact that these securities initially will settle in T+6, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of these securities who wish to trade these securities on the date of this issuer free writing prospectus or the next succeeding business day should consult their advisors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling or e-mailing Morgan Stanley & Co. LLC, toll-free at 1-866-718-1649 or prospectus@morganstanley.com; calling or e-mailing Barclays Capital Inc., toll free at 888-603-5847 or barclaysprospectus@broadridge.com; or calling or e-mailing Goldman, Sachs & Co. toll-free at 1-866-471-2526 or prospectus-ny@ny.email.gs.com.